KNBT BANCORP, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
PERFORMANCE AGREEMENT
[____ Grants]

KNBT Bancorp, Inc. (“KNBT”), pursuant to the terms and in accordance with the KNBT Bancorp, Inc. Executive Annual Incentive Plan (the “Plan”), hereby grants to      (“Officer”) an Incentive Award under the terms set forth in this Performance Agreement (“Agreement”), effective as of      20     :

1. Incentive Award Grant. KNBT grants to the Officer an Incentive Award effective as of the date above (the “Award”). This Award is subject to the terms and conditions of this Agreement, and to the further terms and conditions applicable to Incentive Awards as set forth in the Plan.

2. Performance Objectives. The Incentive Award to the Officers is based on KNBT’s performance for each Measure:

(a)	The Incentive Opportunity Target for each Measure is the product of (x) the Measure’s Weight percentage, (y) the Officer’s total Incentive Opportunity Target percentage and (z) the Officer’s annual gross base salary on the first day of the Plan Year. The Incentive Opportunity Range is 50% of Target for Threshold performance and 150% of Target for Superior performance.

(b)	The Compensation Committee of the Board of Directors (the “Committee”) may establish a minimum level of Net Income performance below which no Measures are rewards, regardless of how well the Measure is performed.

(c)	Other than in the circumstance of Net Income performance being below minimum, each Measure is calculated independently. If performance falls between Threshold and Superior, that level is interpolated and applied to the Incentive Opportunity Range. This calculation determines the dollar value of the award for that Measure to the Officer.

(d)	Performance below the Threshold Goal for a specific Measure results in no award for that Measure. The award for performance above the Superior Goal is limited to the Superior incentive amount for that Measure.

(e)	The Committee in its sole discretion reserves the right to reduce the actual Incentive Award below the amount calculated in accordance with the above formulas.

(f)	Attached as Appendix A hereto is the [year] fiscal year Performance Matrix which contains the Measures, Goals, Weights and Incentive Opportunities for the Officer.

3. Payment of Incentive Award. Payment with respect to the Incentive Award shall be made in cash as soon as practicable after the final results of the Company’s financial performance for fiscal      (which may be unaudited) have been approved by the Board and publicly announced, but in no case later than 74 days after the end of the fiscal year.

4. Change of Employment Status. In the event of a termination of the Officer’s employment with KNBT by reason of the death of the Officer, Disability or Retirement, a pro ration of the Incentive Award shall be considered for the number of full quarters of participation by the Officer during the Plan Year involved. If the Officer resigns from the Company during the Plan Year, the Company will use its discretion as to whether the Officer will lose eligibility for any potential payment pursuant to the Incentive Award related to the Plan Year. If the Officer resigns after the Plan Year but before the distribution of the Incentive Award for that year, the Company will use its discretion as to whether the Officer shall be entitled to receive the Incentive Award. If the Officer is terminated by KNBT for Cause as defined in the Officer’s employment agreement, the Officer loses eligibility for any potential payment pursuant to the Incentive Award related to the Plan Year. If the Officer is terminated by KNBT without Cause, the Officer may be entitled to a portion of the Incentive Award for the number of full quarters of participation, as calculated after the end of the fiscal year.

5. Tax Withholding. KNBT or any subsidiary thereof shall withhold from any payment to the Officer or other person under this Agreement an amount sufficient to cover any withholding taxes which may become required with respect to such payment or take any other action as it deems necessary to satisfy any income or other tax withholding requirements with respect to the Incentive Award.

6. Non-Transferability. The Incentive Award may not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

7. Employment and Termination. Neither the Plan, this Agreement nor any related documents, communications or other material shall give the Officer the right to continued employment by KNBT or by any subsidiary thereof, or shall adversely affect the right of any KNBT or such subsidiary to terminate the Officer’s employment with or without Cause at any time.

8. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated only in accordance with the terms of the Plan.

9. Agreement Subject to Plan. This Agreement shall be subject to the applicable provisions, definitions, terms and conditions set forth in the Plan, all of which are incorporated by this reference in this Agreement and, unless defined in this Agreement, any capitalized terms in this Agreement shall have the same meaning assigned to those terms under the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supercede and replace the conflicting terms of this Agreement.

10. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11. Governing Law. Except to the extent pre-empted by federal law, the Plan and this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

12. Administration. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Officer, the Officer’s heirs, executors, administrators and successors, and KNBT for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of KNBT effective as of the date first written above.

KNBT BANCORP, INC.

By:

[Insert Officer’s Name]

Appendix A

Performance Matrix

Name of Officer:
$     Officer’s Base Salary for
$     Officer’s Target Bonus (     % of Base Salary)

					Superior
			Threshold		(pays 150% of
Performance Measures	Weight		(pays 50% of Target)	Target Performance	Target)
Net Income	60%	Goal	$	$	$
		Award	$	$	$
Efficiency Ratio	20%	Goal	__%	__%	__%
		Award	$_____	$_____	$_____
Return on Average
Equity	20%	Goal	__%	__%	__%
		Award	$_____	$_____	$_____
				$—